ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of June 11, 2008 by and between China Advanced Construction Materials Group, Inc. (the “Issuer”), Professional Offshore Opportunity Fund, Ltd., as representative of the Investors (the “Investor Representative”), and Maxim Group LLC (the “Placement Agent”), 405 Lexington Avenue, New York, New York 10174, and Anslow + Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ 07726 (the “Escrow Agent”).

WITNESETH:

WHEREAS, the Issuer proposes to sell units (“Units”), each consisting of (i) one share of Issuer’s Series A Convertible Preferred Stock (the “Preferred Stock”), par value $.001 per share, each share of which shall be convertible into four (4) shares of the Issuer’s Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) a warrant to purchase two (2) shares of Common Stock, par value $0.001 per share;

WHEREAS, the Issuer is offering to “accredited investors,” on a “best efforts” basis, up to 875,000 Units at a purchase price per Unit of $8.00 (the “Offering”);

WHEREAS, each holder of the Preferred Stock will receive a 9% per annum cash dividend (“Dividends”), payable to the record holders of the Preferred Stock on a quarterly basis;

WHEREAS, the Issuer proposes to establish an escrow account (the “Escrow Account”), which shall include $630,000 which will be used for the payment of Dividends (the “Dividend Escrow Amount”), which the Issuer shall be obligated to replenish each year prior to the year’s end, and $300,000 to be used for investor relations fees (the “IR Escrow Amount”); and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Appointment of Escrow Agent. The Issuer and Placement Agent hereby appoint Anslow + Jaclin, LLP as escrow agent to act in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to establish the Bank Account on the terms and subject to the conditions hereinafter set forth.

2. Establishment of the Bank Account. The Escrow Agent shall establish a non-interest-bearing bank account at the branch of the Bank selected by the Escrow Agent (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of the Dividend Escrow Amount and IR Escrow Amount by the Issuer, and (b) the disbursement of collected funds, all as described herein.

3. Delivery of the Escrow Funds. The Issuer shall deliver, or cause to be delivered from the proceeds of the Offering, the Dividend Escrow Amount and the IR Escrow Amount (the “Escrow Funds”) to the Escrow Agent in immediately available funds to be held and disbursed by the Escrow Agent as provided in this Agreement. The Escrow Agent shall promptly notify the Investor of its receipt of the Escrow Funds. Prior to the last day of each calendar year until the voluntary or mandatory conversion of all outstanding shares of Preferred Stock, the Issuer shall deliver an additional amount of immediately available funds equal to the product of the Dividend and the Dividend Base Amount (as defined in the Certificate of Designation of Series A Preferred Convertible Stock (the “Certificate of Designation”)) less any amounts remaining of the Dividend Escrow Amount (“Additional Dividend Escrow Amount”), to the Escrow Agent.

4. Disbursements from the Bank Account. The Escrow Agent shall hold the Escrow Funds in accordance with the terms of this Agreement.

4.1 The Escrow Agent shall release funds out of the Dividend Escrow Amount for the payment of Dividends on a quarterly basis in accordance with the provisions of Section 2 of the Certificate of Designation.

4.2 The Escrow Agent shall release the IR Escrow Amount in incremental amounts pursuant to written instructions by the Investor Representative to an investor relations firm chosen by the Issuer and approved by the holders of at least sixty percent (60%) of the then outstanding shares of the Series A Preferred Stock. If the entire IR Escrow Amount is not disbursed within two (2) years from the date hereof, the balance of the IR Escrow Amount will be returned to the Issuer.

5. Duration. This Agreement shall terminate upon the voluntary or mandatory conversion of all outstanding shares of Preferred Stock and upon the disbursement of the entire IR Escrow Amount in accordance with Section 4.2.

6. Conflict. Each of the parties understands and acknowledges that the Escrow Agent is general outside counsel to the Issuer and owes the Issuer duties commensurate with such legal representation.

7. Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Funds, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent. If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in New York, New York, and the Escrow Funds in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Funds.

8. Exculpation and Indemnification of Escrow Agent.

8.1 The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

8.2 The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

8.3 The Escrow Agent will be indemnified and held harmless, jointly and severally, by the Issuer and the Placement Agent from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement, then the Escrow Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Agreement.

9. Fees and Expenses. The Escrow Agent shall not be compensated for agreeing to perform the services set forth in this Agreement. The Issuer, however, agrees to pay the Escrow Agent’s costs and expenses including reasonable attorney’s fees in the event of any dispute or litigation threatened or commenced which requires the Escrow Agent in its opinion to refer such matter to its attorneys. Escrow Agent will incur no liability for any delay reasonably required to obtain such advice of counsel.

10. Resignation of Escrow Agent. At any time, upon ten (10) days’ written notice to the Issuer, the Escrow Agent may resign and be discharged from its duties as escrow agent hereunder. As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Issuer the Escrow Funds held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by the Escrow Agent, the Issuer shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Funds into the registry of any court having jurisdiction.

11. Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent.

12. Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to Escrow Agent:
Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard Anslow, Esq.

If to the Issuer:
China Advanced Construction Materials Group, Inc.
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080
Attention: Xianfu Han, Chief Executive Officer

If to the Placement Agent:
Maxim Group, LLC
405 Lexington Avenue
New York, NY 10174
Attn: James Siegel

If to the Investor Representative:

Professional Offshore Opportunity Fund, Ltd.
1400 Old Country Road
Suite 206
Westbury, NY 11590
Attention: Howard B. Berger, Manager

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

13. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

14. Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Escrow Funds shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto.

15. Applicable Law. This Agreement shall be governed by and construed with the laws of the State of New York applicable to contracts made and to be performed therein. Any litigation concerning the subject matter of this Agreement shall be exclusively prosecuted in the state or federal courts located in New York, New York, and all parties consent to the exclusive jurisdiction and venue of those courts.

16. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

17. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

[Signatures to Follow on Next Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ANSLOW + JACLIN, LLP

By:	/s/ Kristina L. Trauger, Esq.
Name: Kristina L. Trauger, Esq.
Title:

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By:	/s/ Xianfu Han
Name: Xianfu Han
Title: Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Director of Investment Banking

PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD.

By:	/s/ Howard Berger
Name: Howard Berger
Title: Manager